EXHIBIT 99.1

Educational Development Corporation Announces Historic Record Net Revenues for Month and Third Quarter Ended November 2014

TULSA, Okla., Dec. 2, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports historic record net revenues for the month and quarter ended November 2014.

Randall White, CEO of Educational Development Corporation, announces record net revenues of $10.9 million for the quarter ended November 2014, the largest quarterly net revenues in the Company's history, compared to the previous high of $10.2 million recorded for quarter ended November 2004. Net revenues for November, $4.4 million were also a record month for the Company compared with the previous monthly high of $4.1 million for November 2005.  EDC was led by the home business division, Usborne Books & More (UBAM), which recorded a 49% increase in the fiscal quarter ended November 2014.  Usborne Books & More has now recorded 18 consecutive months of growth, with the past five months, July through November 2014, each posting monthly gains in excess of 40% over the same months in 2013.

The trade publishing division, EDC Publishing, recorded net revenues of just under $1 million for the month of November and is on track to exceed last fiscal year's record sales level which is in direct contrast to the industry segment which is down 8%.

Improved shipping rates negotiated during the quarter will materially affect the earnings for the existing quarter and future quarters.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522